Exhibit 3.45(a)

FILED In the Office of the Secretary of State of Texas MAR 01 1999 Corporations Section

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CLUBCORP GOLF OF TEXAS, L.P.

To the Secretary of State
State of Texas

Pursuant to the provisions of the Texas Revised Limited Partnership Act, it is hereby certified that

1  The name of the limited partnership (hereinafter referred to as the “limited partnership”) to be formed is ClubCorp Golf of Texas, L.P.

2  The address of the registered office and the name and address of the registered agent of the limited partnership required to be maintained in the State of Texas by Section 1.06 of the Texas Revised Limited Partnership Act are Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, 800 Brazos, Austin, Texas 78701

3  The address of the principal office of the limited partnership in the United States of America where records are to be kept or made available under Section 1.07 of the Texas Revised Limited Partnership Act is 3030 LBJ Freeway, Dallas, Texas 75381

4  The name, the mailing address, and the street address of the business of the general partner of the limited partnership is 3030 LBJ Freeway, Dallas, Texas 75381.

5  The limited partnership is to be formed at the time of filing this Certificate of Limited Partnership with the Secretary of State of the State of Texas

6  The undersigned constitutes the general partner of the limited partnership.

Executed on February 24, 1999

ClubCorp Gen Par of Texas, L.L.C., its general partner

By	/s/ Thomas T Henslee
Thomas T Henslee, Secretary